Exhibit 99.1

INSMED INC. RAISES $12 MILLION IN PRIVATE PLACEMENT OF

COMMON STOCK LEAD BY WELLS FARGO SECURITIES

RICHMOND, Va.—July 11, 2003—Insmed Incorporated (Nasdaq: INSM) announced today that it has completed a private placement of common stock to a group of institutional investors, raising approximately $12 million in gross proceeds. The transaction involved the sale of 4.44 million newly issued shares of INSM common stock at a price of $2.70 per share. Warrants were also issued in connection with the transaction. The transaction is scheduled to take place on Friday, July 11, 2003. Wells Fargo Securities, LLC served as lead placement agent for the transaction.

Geoffrey Allan, Ph.D. President and Chief Executive Officer, said, “The proceeds will primarily be used to fund the ongoing initiatives relating to the company’s lead drug candidate, rhIGF-I/rhIGFBP-3, and for other working capital needs. This drug candidate, which has recently entered into Phase III trials, could receive FDA marketing approval as early as 2004 and we wanted to ensure we had enough capital to position ourselves for its potential launch. This round of financing has further solidified our balance sheet, which, including this private placement, has grown to over $30 million of cash.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Insmed has agreed to file a registration statement covering the resale of the shares.

More on rhIGF-I/rhIGFBP-3

rhIGF-I/rhIGFBP-3 is a proprietary delivery composition of insulin like growth factor-I (IGF-I). The novel compound is administered as a once-daily subcutaneous injection, which can restore IGF levels to physiological relevant levels. In diabetic subjects, administration of rhIGF-I/rhIGFBP-3 demonstrated a significant improvement in blood sugar control and a significant reduction in daily insulin use. Following severe burn injury, in both children and adults, administration of rhIGF-I/rhIGFBP-3 demonstrated a significant improvement in muscle protein synthesis and a significant reduction in the inflammatory response associated with the trauma. In recovery from hip fractures, administration of rhIGF-I/rhIGFBP-3 has demonstrated a significant improvement in functional recovery and bone mineral density.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the development of drug candidates for the treatment of metabolic diseases with unmet medical needs. For further information about Insmed and rhIGF-I/rhIGFBP-3, please visit the company’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release.

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For more information, contact:

Baxter Phillips, III

Insmed Incorporated

804.565.3041